Exhibit 10.19

Notice of Grant of Stock Option Director	Eclipsys Corporation ID: 65-0632092
«Name» «StreetAddress» «CityStateZip»	Option Number: «OptionNumber» Plan: 2005 Stock Incentive Plan

Effective ___________ (the “Grant Date”), you have been granted a non-statutory option to buy «TotalShares» shares of common stock of Eclipsys Corporation (the "Company") at an exercise price of $_________ per share. This option vests and becomes exercisable (i) with respect to 20% of the underlying shares on the first day of the calendar month immediately following the first anniversary of the Grant Date (the “First Vesting Date”); and (ii) with respect to the remaining 80% of the underlying shares in 48 equal consecutive monthly installments on the first day of each calendar month following the First Vesting Date, provided that vesting will not occur if you are not employed with the Company (as defined in the Plan) on the scheduled vesting date.

The option is granted under and governed by the terms and conditions of this notice, the Company's 2005 Stock Incentive Plan (the “Plan”), and any other applicable written agreement between you and the Company. By your acceptance of this option, and also by its exercise, you agree to such terms and conditions and confirm that your receipt and exercise of this option is voluntary.

If you cease to be a member of the Company’s Board of Directors in connection with a Change in Control Event (as defined in the Plan) for any reason other than voluntary resignation from the Board, which Board will continue in place following the Change in Control Event, then upon such a cessation of your directorship the option will vest in full.

Except as otherwise provided in this Notice or the Plan or a separate written agreement between you and the Company signed by an executive officer of the Company, (i) termination of your service as a member of the Company’s Board of Directors for any reason (unless you are then or then becoming an employee of the Company as defined in the Plan) will result in cessation of vesting and lapse of the option to the extent not yet vested at the time of termination; and (ii) vested options may be exercised only for a period of 365 days following termination of your service as a member of the Company’s Board of Directors (or, if later, 365 days following termination of your employment). The option expires, to the extent not earlier terminated or exercised, on the tenth anniversary of the Grant Date or such earlier date as the Plan provides.

Unless otherwise permitted by the Company’s Board of Directors, you must pay the exercise price and meet any tax obligations in cash.

The Prospectus for the Plan, the Plan document, the Company’s Annual Report on Form 10-K, and other filings made by the Company with the Securities and Exchange Commission are available for your review on the Company’s internal employee web site. You may also obtain paper copies of these documents upon request to the Company’s HR department.

No representations or promises are made regarding the duration of your service, vesting of the option, the value of the Company's stock or this option, or the Company's prospects. The Company provides no advice regarding tax consequences or your handling of the option; you agree to rely only upon your own personal advisors.

ECLIPSYS CORPORATION By: Name Title